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                                                                     EXHIBIT 3.2
                  AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            PLAINS MARKETING, L.P.

     THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS MARKETING, L.P. (this "Amendment"), dated as of June 27, 2001, is entered into and effectuated by Plains Marketing GP Inc., a Delaware corporation, as the General Partner, pursuant to the authority granted to it in
Section 13.1(d) of the Amended and Restated Agreement of Limited Partnership of Plains Marketing, L.P., dated as of November 17, 1998, as amended (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

     WHEREAS, pursuant to a Contribution, Assignment and Amendment Agreement (the "Contribution Agreement") dated as of the date hereof by and among the Partnership, the MLP, All American Pipeline, L.P., Plains AAP, L.P., Plains All American GP LLC and the General Partner, the general partner interests held by Plains AAP, L.P. in the Partnership and All American Pipeline, L.P. were transferred to the General Partner; and

     WHEREAS, the Contribution Agreement amended the Partnership Agreement to permit and reflect the transactions contemplated by the Contribution Agreement, and provided that the General Partner could further amend the Partnership Agreement to the extent necessary to carry out the purposes and intent of the Contribution Agreement; and

     WHEREAS, the General Partner deems it in the best interest of the Partnership to adopt this Amendment in order to provide that the Partnership Agreement be amended in all respects to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the Contribution Agreement; and


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     NOW, THEREFORE, the Partnership Agreement is hereby amended to add a new
Section 15.11, which reads in its entirety as follows:

     SECTION 15.11 Amendments to Reflect Contribution, Assignment and Amendment Agreement.

          In addition to the amendments to this Agreement contained in that certain Contribution, Assignment and Amendment Agreement, dated as of June 27, 2001, by and among the Partnership, the MLP, All American Pipeline, L.P., Plains AAP, L.P., Plains All American GP LLC and the General Partner, and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the Contribution, Assignment and Amendment Agreement.

     This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.



                                       PLAINS MARKETING GP INC.
                                       General Partner

                                          /s/ TIM MOORE
                                       By:_______________________________
                                       Name:  Tim Moore
                                       Title: Vice President